Exhibit 10.1
Execution Version

COOPERATION AGREEMENT
This COOPERATION AGREEMENT (the “Agreement”), dated as of March 15, 2019, is made and entered into by VONAGE HOLDINGS CORP., a Delaware corporation (the “Company”), and LEGION PARTNERS ASSET MANAGEMENT, LLC, a Delaware limited liability company (together with its Affiliates “Legion Partners”), and each of the other persons listed on the signature page to this Agreement (collectively with Legion Partners and together with any other Affiliates of Legion Partners, the “Investor Group” and each individually, an “Investor”).
WHEREAS, the Company and the Investor Group have engaged in discussions regarding the Company;
WHEREAS, as of the date of this Agreement, the Investor Group beneficially owns shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”) totaling, in the aggregate, 4,672,715 shares or approximately 2.0% of the Common Stock, outstanding as of the date of this Agreement; and
WHEREAS, the Company and the Investor Group believe that the best interests of the Company and its stockholders (including the Investor Group) would be served at this time by, among other things, agreeing to appoint, subject to the terms and conditions of this Agreement, Michael J. McConnell (the “New Director”) to the Company’s Board of Directors (the “Board”), and by the Company and the Investor Group agreeing to the other covenants and agreements contained herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged the parties to this Agreement, intending to be legally bound by this Agreement, agree as follows:
1.Board Matters; Board Nominations; Board Policies and Procedures.
(a)    Board Matters. The Nominating and Governance Committee (the “Nominating Committee”) of the Board has reviewed and approved the qualifications of the New Director to serve as a member of the Board. In reliance on the information provided to the Company by the Investor Group and the New Director, the Board has confirmed that the New Director is “independent” as defined by the listing standards of the New York Stock Exchange (“NYSE”), and by the Securities and Exchange Commission (“SEC”). In connection with the foregoing, the Board has relied on information that the New Director has provided to the Company, including information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors, and the Board has assumed that the director questionnaire and other customary director onboarding documentation provided by the New Director is or will be fully completed, true and accurate. Concurrently with the effectiveness of this Agreement, the Board will take all necessary actions to:

(i)	increase the size of its membership by one;

(ii)
appoint the New Director as a director of the Company effective as of the date of this Agreement with a term expiring at the 2019 annual meeting of stockholders of the Company (the “2019 Annual Meeting”) or until such person’s earlier death, resignation, disqualification or removal; and

(iii)
prior to the mailing of its definitive proxy statement for the 2019 Annual Meeting, nominate the New Director (or any Replacement pursuant to Section 1(c)) as a candidate for election to the Board at the 2019 Annual Meeting to serve until the 2020 annual meeting of stockholders (the “2020 Annual Meeting”), or until such person’s earlier death, resignation, disqualification or removal.

At the 2019 Annual Meeting, the Company agrees to recommend, support and solicit proxies for the election of the New Director (or any Replacement pursuant to Section 1(c)) in the same manner as for other independent director candidates nominated by the Company at the 2019 Annual Meeting. The Company agrees that the New Director shall receive (i) the same compensation for service as a director as the compensation received by other non-management directors on the Board, and (ii) such other benefits on the same basis as all other non-management directors on the Board.
(b)    Board Policies and Procedures. Each party acknowledges that the New Director (and any Replacement), upon election to the Board, shall be governed by and required to comply with (i) all applicable laws and regulations, and (ii) all of the same policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board. For the avoidance of doubt, each Investor acknowledges that the New Director shall be required to strictly adhere to the policies on confidentiality imposed on all members of the Board. The New Director (and any Replacement) shall be required to provide the Company with such information as reasonably requested from all members of the Board as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC. The Board shall determine appropriate committee assignments for the New Director taking into account the composition of the Board, committee assignments and needs of the committees.
(c)    Replacements. If, following the date of this Agreement and prior to the expiration of the Standstill Period, Mr. McConnell is unable or unwilling to serve as an independent director of the Company for any reason (other than on account of failure to be elected at the 2019 Annual Meeting), the Company shall reasonably consult with Legion Partners in selecting a replacement independent director to be appointed to the Board, and shall consider in good faith qualified candidates unaffiliated with (and independent of) Legion Partners who are proposed privately to the Company by Legion Partners (any director appointed as a replacement for Mr. McConnell, a “Replacement”); provided that the Company’s obligations pursuant to this Section 1(c) shall terminate at such time as the Investor Group ceases to have beneficial ownership of at least 1% of the outstanding shares of Common Stock.

2.    Voting. At each annual and special meeting of stockholders held prior to the expiration of the Standstill Period, each of the Investors agrees to (i) appear at such stockholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by each Investor and their respective Affiliates to be counted as present for purposes of establishing a quorum, (ii) vote, or cause to be voted, all shares of Common Stock beneficially owned by each Investor and their respective Affiliates on the Company’s proxy card or voting instruction form (a) in favor of each of the directors nominated by the Board and recommended by the Board in the election of directors, (b) against any other nominees to serve on the Board that have not been recommended by the Board, and (c) with respect to all other matters other than an Extraordinary Matter (as defined below) or as otherwise set forth in this Section 2, in accordance with the Board’s recommendations as identified in the Company’s proxy statement, including in favor of all other matters recommended for stockholders approval by the Board, and (iii) except as otherwise set forth in this Section 2, not execute any proxy card or voting instruction form in respect of such stockholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board (such proxy card and/or form, the “Company’s card”); provided, however, that in the event that both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposal (other than proposals relating to the election or removal of directors), each of the Investors will be permitted to vote in accordance with the recommendation of ISS and Glass Lewis with respect to such proposal so long as no Investor publicly discloses such vote; and provided, further, that with respect to any Extraordinary Matter, each of the Investors shall have the ability to vote freely on the Company’s card. For purposes of this Section 2, an “Extraordinary Matter” means, with respect to the Company or any of its subsidiaries, (i) any merger, acquisition, recapitalization, restructuring, financing, disposition, distribution, spin-off, sale or transfer of all or substantially all of the Company’s or any of its Affiliates’ assets in one or a series of transactions, joint venture or other business combination of the Company or any of its Affiliates with a third party (each, an “Extraordinary Transaction”); and (ii) any implementation of takeover defenses not in existence as of the date of this Agreement by the Company (for the avoidance of doubt, excluding any extensions of existing plans).
3.    Standstill.
(a)    From the date of this Agreement until the expiration of the Standstill Period (as defined below), each Investor shall not, and shall cause their respective Affiliates, principals, directors, general partners, officers, employees and, to the extent acting on their behalf, agents and representatives (collectively, the “Related Persons”) not to, directly or indirectly:

(i)
make any announcement or proposal with respect to, or offer, seek, propose, or indicate an interest in (A) any form of business combination or acquisition or other transaction relating to assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries, (C) any form of tender or exchange offer for the Common Stock, or (D) any other form of Extraordinary Transaction, whether or not any transaction referred to in (A), (B), (C) or (D) involves a Change of Control of the Company

(it being understood that the foregoing shall not prohibit Investors or their Affiliates from acquiring Common Stock within the limitations set forth in Section 3(a)(iii));

(ii)
engage in any solicitation of proxies or written consents to vote (or withhold the vote of) any voting securities of the Company, or conduct any binding or nonbinding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to vote (or withhold the vote of) any securities of the Company;

(iii)
purchase or otherwise acquire, or offer, seek, propose, or agree to acquire, ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock of the Company, or any assets or liabilities of the Company; provided that the Investor Group, in the aggregate, may acquire beneficial ownership of up to 4.9% of the outstanding shares of Common Stock in compliance with the Tax Benefits Plan, so long as it is in effect, and thereafter, the Investor Group, in the aggregate, may acquire beneficial ownership of up to 9.9% of the outstanding shares of Common Stock;

(iv)
seek to advise, encourage, or influence any person with respect to the voting of (or the giving or withholding of a proxy or written consent in respect of), acquisition of or disposition of any securities of the Company;

(v)
sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investor Group to any person or entity not (A) a Party to this Agreement, (B) a member of the Board, (C) an officer of the Company, or (D) an Affiliate of the Investor Group (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of 4.9% of the shares of Common Stock outstanding at such time

(calculated in compliance with the Tax Benefits Plan, so long as it is in effect);

(vi)
take any action in support of or make any proposal or request that constitutes (or would constitute if taken): (A) advising, controlling, changing, or influencing the Board or management of the Company, including any plans or proposals to change the voting standard with respect to director elections, number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any change in the capitalization, stock repurchase programs and practices, or dividend policy of the Company, (C) any other change in the Company’s management, business, or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Restated Certificate of Incorporation of the Company (as may be amended from time to time, the “Certificate of Incorporation”) or the Amended and Restated Bylaws of the Company (as may be amended from time to time, the “Bylaws”), or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)	communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(viii)
engage in any course of conduct with the purpose of causing stockholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s stockholders for their vote at any meeting of the Company’s stockholders or by written consent;

(ix)
call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Certificate of Incorporation or Bylaws, including a “town hall meeting”;

(x)
grant any proxy, consent or authority to vote any Common Stock of the Company with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders) or deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock (other than any such voting trust, arrangement or agreement solely among the Investors or any Affiliates thereof that is otherwise in accordance with this Agreement);

(xi)
act, seek, facilitate or encourage any person to submit nominations or proposals, whether in furtherance of a “contested solicitation” or otherwise, for the appointment, election or removal of directors or otherwise with respect to the Company or seek, facilitate, encourage, or take any other action with respect to the appointment, election or removal of any directors;

(xii)
form, join, or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock; provided, however, that nothing in this Agreement shall limit the ability of an Affiliate of the Investor Group to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound in writing by the terms and conditions of this Agreement and, if required under the Exchange Act, an Investor files a Schedule 13D within two business days disclosing that such Investor has formed a group with such Affiliate (it being understood that such Schedule 13D and the contents thereof may not violate any of the restrictions set forth in this Agreement);

(xiii)	demand a copy of the Company’s list of stockholders or its other books and records or make any request under any law of the State of Delaware, whether statutory or regulatory;

(xiv)
commence, encourage or support (A) any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing the provisions of this Agreement), or (B) any other litigation based on facts arising on or before the date hereof, or take any action challenging the validity or enforceability of any of the provisions of this Agreement; provided, however, that the foregoing shall not prevent any Investor from (A) bringing litigation against the Company to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor, or (C) responding to or complying with a validly issued legal process that neither the Investor Group nor any of their Affiliates initiated, encouraged or facilitated;

(xv)
make any request or submit any proposal to amend or waive the terms of this Section 3 or Section 6 other than through non-public communications with the Company that would not be reasonably expected to result in or involve public disclosure obligations for any Party; or

(xvi)
enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to any action the Investors are prohibited from taking pursuant to this Section 3 or Section 6, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 3 or elsewhere in this Agreement shall prohibit or restrict the Investor Group from: (A) communicating privately with the Board or any executive officer or (to the extent consistent with the Governance Principles of the Company) director of the Company, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications or otherwise violate this Section 3 or Section 6; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investor Group or any of their respective Affiliates or Associates, provided that a breach by the Investor Group of this Agreement is not the cause of the applicable requirement and provided, that such Investor, to the extent legally permissible, must provide written notice to the Company of at least two (2) business days prior to taking any such action that would otherwise be prohibited under this Agreement, and reasonably consider any comments of the Company regarding such proposed action; (C) privately communicating to any of their potential investors or investors publicly available factual information regarding the Company consistent with prior practice in Legion’s annual and quarterly investor letters, provided that such communications are not reasonably expected to be publicly disclosed and are understood by all parties to be private communications and do not otherwise violate this Section 3 or Section 6; and (D) privately communicating to any stockholders of the Company, provided that such communications are not reasonably expected to be publicly disclosed and are understood by all parties to be private communications and do not otherwise violate this Section 3 or Section 6.
(b)    The provisions of this Section 3 shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders (it being understood and agreed that neither the Investors nor any of their Affiliates shall seek to do indirectly through any director or other party anything that would be prohibited if done by any of the Investors or their Affiliates).
(c)    Notwithstanding anything set forth herein to the contrary, upon the public announcement by the Company of entry into a definitive agreement for a transaction that would constitute a Change of Control, this Agreement shall immediately and automatically terminate in its entirety and no party hereunder shall have any further rights or obligations under this Agreement.
(d)    For purposes of this Agreement:

(i)	“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(ii)	“Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(iii)	“beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iv)
a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities, (2) the Company effects a merger or a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities or (3) the Company sells substantially all of the Company’s assets;

(v)
“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(vi)
“Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the date that is 15 calendar days prior to the last day of the advance notice period for the submission by stockholders of director nominations for consideration at the 2020 Annual Meeting (as set forth in the advance notice provisions of the Company’s Bylaws existing on the date hereof); and

(vii)
“Tax Benefits Plan” shall mean the Tax Benefits Preservation Plan, dated as of June 7, 2012, between the Company and American Stock Transfer & Trust Company, LLC, as amended and as may be amended from time to time.

(e)    At any time during the Standstill Period, upon reasonable written notice from the Company pursuant to Section 11 of this Agreement, the Investor Group will promptly provide the Company with information regarding the amount of the securities of the Company beneficially owned by each such entity or individual. This ownership information provided to the Company will be kept strictly confidential unless required to be disclosed pursuant to applicable laws and regulations, any subpoena, legal process or other legal requirement or in connection with any litigation or similar proceedings in connection with this Agreement.
4.    Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind the Company to this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
5.    Representations and Warranties of the Investors. Each Investor, on behalf of itself, jointly and severally represents and warrants to the Company that (a) as of the date of this Agreement, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Exhibit A, Exhibit A includes all Affiliates of any Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise and no Investor is a member of a “group” within the meaning of Section 13(d)(3) of the Exchange Act other than the Investor Group, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms of this Agreement, (d) each of the Investors shall cause each of its respective Related Persons to comply with the terms of this Agreement and shall be responsible for any violation of this Agreement by any such Related Person, and (e) the execution, delivery and performance of this Agreement by such Investor does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound. Each Investor further agrees that it shall not compensate or indemnify the New Director for serving on the Board or enter into voting commitments or other agreements, arrangements or understandings relating to the Company or otherwise with the New Director, any other director or any officer of the Company. Each Investor represents and warrants that, as of the date hereof, it has no, and during the term of this Agreement it will not enter into any, (i) voting commitments or other agreements, arrangements or understandings with the New Director with respect to his service on the Board other than Investor’s proposal or potential nomination of such candidate to the Board, or (ii) any other agreement, arrangement or understanding that would affect the New Director’s independence or objectivity vis-à-vis the Investor Group. Each Investor represents and warrants that it does not have, directly or indirectly, any agreements, arrangements or understandings with any person (other than its own Representatives or other Investors) with respect to any potential transaction involving the Company or any of its subsidiaries, the acquisition, voting or disposition of any securities of the Company, or the potential submission of any proposals or director nominations to the Company (other than Investor’s understanding with the New Director concerning Investor’s proposal or potential nomination of such candidate to the Board).
6.    Non-Disparagement and Confidentiality.
(a)    Each Investor agrees that, until the expiration of the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates and Related Persons not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory toward the Company (including its business), any of its past or present directors, officers, Affiliates, subsidiaries, employees, agents or representatives, or any such person or entity who serves in such capacity following the date of this Agreement (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, any Company Representative or the Company’s business; provided, however, that the foregoing shall not prevent the Investor Group from privately communicating to the Board or any executive officer or (to the extent consistent with the Governance Principles of the Company) director of the Company factual information based on publicly available information in a manner that is not intended to, and would not reasonably be expected to, require any public disclosure of such communications and that does not otherwise violate Section 3 of this Agreement.
(b)    The Company agrees that, until the expiration of the Standstill Period, neither it nor any of its executive officers or directors will, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory toward any Investor or any of its past or present directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Investor Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its Affiliates identified as such to the Company, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor, any Investor Representative or any Investor’s business; provided, however, that the foregoing shall not prevent private communications to the Investor Group or Investor Representatives of factual information based on publicly available information.

(c)    Notwithstanding the foregoing, nothing in this Section 6 or elsewhere in this Agreement shall prohibit any party to this Agreement from making any statement or disclosure required under the federal securities laws or other applicable laws, rules or regulations so long as such requirement is not due to a breach by any party of this Agreement; provided, that such party must, to the extent legally permissible and practicable, provide written notice to the other party at least five business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 6, and shall reasonably consider any comments of the other party.
(d)    The limitations set forth in Sections 6(a) and 6(b) shall not prevent any party to this Agreement from responding to any public statement made by the other party of the nature described in Sections 6(a) and 6(b) if such statement by the other party was made in breach of this Agreement.
7.    Withdrawal of Stocklist Demand. Effective immediately upon the execution of this Agreement, Legion Partners and all signatories thereto irrevocably withdraws (and shall be deemed to have so withdrawn) in its entirety the demand to inspect records and documents of the Company previously submitted by Legion Partners on or about February 15, 2019, pursuant to Section 220 of the General Corporation Law of the State of Delaware.
8.    Public Announcements. Promptly following the execution of this Agreement, the Company and the Investor Group shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached to this Agreement as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure relating to such action without the prior written consent of the other party. No party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.
9.    SEC Filings.
(a)    No later than four business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting the appointment of the New Director and appending or incorporating by reference this Agreement as an exhibit.
(b)    None of the Investors shall, during the Standstill Period, (i) issue a press release in connection with this Agreement or the actions contemplated by this Agreement or (ii) otherwise make any public disclosure or announcement with respect to this Agreement or the actions contemplated by this Agreement, in each case without the prior written consent of the Company, unless required by applicable law, rules or regulations in which case the Investor shall first preview such disclosure or announcement with the Company in advance of making such disclosure or announcement and consider comments by the Company.
10.    Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party to this

Agreement would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms of this Agreement, and the other party to this Agreement will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.
11.    Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email or facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:
Vonage Holdings Corp.
23 Main Street
Holmdel, NJ 07733
Attn: Alan B. Masarek
   Randy K. Rutherford
Email: alan.masarek@vonage.com
   randy.rutherford@vonage.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue New York, NY 10153
Attn: Ellen J. Odoner
   Matthew Gilroy
   Greg A. Danilow

Email: Ellen.Odoner@weil.com
   Matthew.Gilroy@weil.com
   Greg.Danilow@weil.com

If to any Investor:

9401 Wilshire Boulevard, Suite 705
Beverly Hills, California 90212
Attn: Christopher S. Kiper
Email: ckiper@legionpartners.com

with copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attn: Steve Wolosky
   Elizabeth Gonzalez-Sussman
Email: swolosky@olshanlaw.com
   egonzalez@olshanlaw.com

12.    Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of Delaware without giving effect to the choice of law or conflict of laws principles thereof or of any other jurisdiction.
13.    Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other parties hereto or their respective successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division), or if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court of the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
14.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.
15.    Representative. Each Investor irrevocably appoints Legion Partners Asset Management, LLC as its attorney-in-fact and representative (the “Legion Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated by this Agreement. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Legion Representative or upon any document, notice, instruction or other writing given or executed by the Legion Representative.
16.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth in this Agreement.
17.    Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
18.    Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.
19.    Remedies. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law or equity.
20.    Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.
21.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
22.    Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company, on the one hand, and the Legion Representative (on behalf of itself and the other members of the Investor Group), on the other hand.
23.    Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company, and with respect to the Company, the prior written consent of the Legion Representative.
24.    No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.
25.    Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by email delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
26.    Expenses. Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group, within 20 days of the date that the Company receives reasonably satisfactory supporting documentation, for its reasonable documented out-of-pocket third party expenses, including legal fees and expenses, as actually incurred in connection with the Investor Group’s involvement with the Company prior to the date hereof and the negotiation and execution of this Agreement, in an amount not to exceed $50,000.
[Signature Page Follows]

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

VONAGE HOLDINGS CORP. By: /s/ Randy K. Rutherford Name: Randy K. Rutherford Title: Chief Legal Officer and Secretary

LEGION PARTIES:

LEGION PARTNERS, L.P. I

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper Name: Christopher S. Kiper Title: Managing Director

LEGION PARTNERS, L.P. II

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper Name: Christopher S. Kiper Title: Managing Director

LEGION PARTNERS, LLC

By:	Legion Partners Holdings, LLC
Managing Member

By:	/s/ Christopher S. Kiper Name: Christopher S. Kiper Title: Managing Member

LEGION PARTNERS ASSET MANAGEMENT,
LLC

By:	/s/ Christopher S. Kiper Name: Christopher S. Kiper Title: Managing Director

LEGION PARTNERS HOLDINGS, LLC

By:	/s/ Christopher S. Kiper Name: Christopher S. Kiper Title: Managing Member

Christopher S. Kiper

/s/ Christopher S. Kiper

Raymond White

/s/ Raymond White

EXHIBIT A
STOCKHOLDERS, AFFILIATES, AND OWNERSHIP

Name of Person or Entity	Number of Shares
Legion Partners, L.P. I (“Legion Partners I”)	Legion Partners I beneficially owns 4,417,140 shares of common stock of the Company.
Legion Partners, L.P. II (“Legion Partners II”)	Legion Partners II beneficially owns 255,375 shares of common stock of the Company.
Legion Partners, LLC
As the general partner of each of Legion Partners I and Legion Partners II, Legion Partners, LLC may be deemed the beneficial owner of the (i) 4,417,140 shares owned by Legion Partners I and (ii) 255,375 shares owned by Legion Partners II.

Legion Partners Asset Management, LLC (“Legion Partners Asset Management”)
As the investment advisor of each of Legion Partners I and Legion Partners II, Legion Partners Asset Management may be deemed the beneficial owner of the (i) 4,417,140 shares owned by Legion Partners I and (ii) 255,375 shares owned by Legion Partners II.

Legion Partners Holdings, LLC (“Legion Partners Holdings”)
Legion Partners Holdings directly beneficially owns 200 shares of common stock of the Company. In addition, as the sole member of Legion Partners Asset Management and sole member of Legion Partners, LLC, Legion Partners Holdings may be deemed the beneficial owner of the (i) 4,417,140 shares owned by Legion Partners I and (ii) 255,375 shares owned by Legion Partners II.

Christopher S. Kiper
As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. Kiper may be deemed the beneficial owner of the (i) 4,417,140 shares owned by Legion Partners I, (ii) 255,375 shares owned by Legion Partners II, and (iii) 200 shares owned by Legion Partners Holdings.

Raymond White
As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. White may be deemed the beneficial owner of the (i) 4,417,140 shares owned by Legion Partners I, (ii) 255,375 shares owned by Legion Partners II, and (iii) 200 shares owned by Legion Partners Holdings.

EXHIBIT B
FORM OF PRESS RELEASE
VONAGE APPOINTS NEW INDEPENDENT DIRECTOR TO ITS BOARD

           HOLMDEL, N.J., March 15, 2019 – Vonage Holdings Corp. (NYSE: VG), a business cloud communications leader, today announced that it appointed Michael J. McConnell as an independent director to the Company’s Board of Directors, effective today. Vonage’s board will now be comprised of nine directors, eight of whom are independent.

           “We welcome Mike McConnell to our Board as we continue to execute on our strategic priorities,” said Gary Steele, Chair of the Nomination and Governance Committee.

           “The addition of Mike McConnell as an independent director will add extensive operating and leadership experience, as well as keen investor perspectives from Mr. McConnell’s multi-decade investment career focused on increasing shareholder value,” said Chris Kiper, Co-Founder and Managing Director of Legion Partners Asset Management, LLC (“Legion Partners”). “We appreciate the very constructive relationship we have had with Vonage and the Board, and management’s continued efforts to deliver shareholder value.”

In connection with today’s announcement, Legion Partners has agreed to abide by certain customary standstill provisions and to support Vonage’s slate of nominees at the 2019 Annual Meeting. The complete agreement will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

About Michael McConnell

Mr. McConnell, age 53, is a private investor.  He has served as a director of SPS Commerce, Inc., a provider of cloud-based supply chain management software, since March 2018, and as a director of Adacel Technologies, a developer of operational air traffic management systems and advanced air traffic control simulation and training solutions, since May 2017.  From April 2016 until the company was sold in September 2017, Mr. McConnell served as a director of Guidance Software Inc., a provider of forensic security and risk management applications. Previously he served as a director of Spark Networks, Inc., a global, online dating company, from July 2014 until the company was sold in November 2017, and as a director from 2007 to 2013 of Collectors Universe, Inc., a provider of third-party authentication and grading of high value collectibles, as well as its the Chief Executive Officer from 2009 to 2012.  From 1994 to 2007, Mr. McConnell served as a Managing Director of Shamrock Capital Advisors. Over the course of his career, Mr. McConnell has served on numerous other public and private company boards in the United States, Australia, New Zealand and Ireland. During the past five years, Mr. McConnell served on the following boards in addition to those listed above: Redflex Holdings Limited, Vitacost.com and Best International Limited.

About Vonage

Vonage is redefining business communications, helping enterprises use fully-integrated unified communications, contact center, and programmable communications solutions via Nexmo, the Vonage API Platform, to improve how business gets done. True to our roots as a technology disruptor, we’ve embraced technology to transform how companies connect, collaborate and communicate to create better business outcomes. Vonage’s fully-integrated cloud communications platform built on a microservices-based architecture enables businesses to collaborate more productively and engage their customers more effectively across all channels, including messaging, chat, social media, video and voice.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey, with offices throughout the United States, Europe, Asia and Israel.  Vonage® is a registered trademark of Vonage Marketing LLC, owned by Vonage America Inc. For more information, visit www.vonage.com.